SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2008

CONVERGYS CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-4379	31-1598292
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 East Fourth Street Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 723-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective June 24, 2008, the Board of Directors of Convergys Corporation, as recommended by the Governance and Nominating Committee, appointed Willard W. Brittain Jr. to its Board of Directors. Mr. Brittain was appointed to serve in Class II and his term will expire in 2009 at the annual meeting of shareholders. Prior to Mr. Brittain’s appointment, the Board of Directors set the board size at 11, an increase in one position. Mr. Brittain was also appointed by the Board to the Audit Committee, based upon the recommendation of the Governance and Nominating Committee.

Since March 2003, Brittain has served as Chairman and Chief Executive Officer of Professional Resources on Demand, an executive search, interim placement and business advisory firm.

Previously he was the Chief Operating Officer of PwC Consulting, the global information technology, process, and strategy consulting business of PricewaterhouseCoopers LLP of which he had also served as Chief Operating Officer. Brittain, 60, was with PricewaterhouseCoopers LLP for 28 years before his retirement.

He is a director of Perini Corporation, Analysts International Corporation, and DaVita Inc., as well as two non-profit boards. Brittain holds an undergraduate degree in economics from Yale University and received his MBA from Harvard University.

The Company is not aware of any arrangement or understanding between Mr. Brittain and any other person, pursuant to which Mr. Brittain was selected as a director. Neither Mr. Brittain nor any of his immediate family members have been a party to any transaction or currently proposed transaction with the company that is reportable under Item 404(a) of Regulation S-K. In connection with his service to the board of directors, the company and Mr. Brittain have agreed that he will be paid in accordance with the company’s policy for independent director compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERGYS CORPORATION

By:	/s/ Karen R. Bowman
Karen R. Bowman
Senior Vice President, General Counsel and Corporate Secretary

Date: June 26, 2008